Investors Bancorp, Inc. Announces Third Quarter Financial Results

SHORT HILLS, N.J., Oct. 27, 2011 /PRNewswire/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $20.0 million for the three months ended September 30, 2011 compared to net income of $16.6 million for the three months ended September 30, 2010. Net income for the nine months ended September 30, 2011 was $57.8 million compared to net income of $45.1 million for the nine months ended September 30, 2010. Basic and diluted earnings per share were $0.19 for the three months ended September 30, 2011 compared to $0.15 for the three months ended September 30, 2010. Basic and diluted earnings per share were $0.53 for the nine months ended September 30, 2011 compared to $0.41 for the nine months ended September 30, 2010.

Kevin Cummings, President and CEO commented on the quarter's results, "Although the economic environment has remained challenging, we have been able to increase earnings and grow our loan portfolio while maintaining a low level of non-accrual loans."

Mr. Cummings also discussed the recent expansion into New York, "To further enhance our presence in the New York market, we announced an agreement to acquire Brooklyn Federal Bancorp which will add five New York branches to our geographic footprint and approximately $400 million of deposits. This expansion will complement the loan relationships we have in the New York boroughs and on Long Island."

The following represents performance highlights and significant events that occurred during the period:

  Net interest margin for the three months ended September 30, 2011 was 3.39%. This represents an increase of 8 basis points compared to prior year.

  The return on average equity improved to 8.45% for the three months ended September 30, 2011, compared to 8.44% for the linked quarter and 7.32% for the three months ended September 30, 2010 and improved to 8.30% for the nine months ended September 30, 2011 compared to 6.80% for the nine months ended September 30, 2010.

  Net loans increased $863.2 million, or 10.9%, to $8.78 billion at September 30, 2011 from $7.92 billion at December 31, 2010. During the nine months ended September 30, 2011, we originated $612.8 million in multi-family loans and $257.2 million in commercial real estate loans.

  Deposits increased by $438.6 million, or 6.5% to $7.21 billion at September 30, 2011 from $6.77 billion at December 31, 2010.

  Efficiency ratio was 42.40% for the three months ended September 30, 2011 and was 44.12% for the nine months ended September 30, 2011.

  Common stock repurchased totaled 1,241,400 shares during the quarter and 1,876,601 shares during the nine months ended September 30, 2011.

  The Company maintains a strong tangible capital ratio of 8.72% and is considered well capitalized under regulatory guidelines.

During the quarter, we also changed the name of our subsidiary, Investors Savings Bank, to Investors Bank. "The launch of our new name, logo and brand identity reflect our continued evolution to a full service community bank and our financial commitment to the communities we serve throughout New Jersey and New York," commented Mr. Cummings.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $11.1 million, or 10.2%, to $120.5 million for the three months ended September 30, 2011 from $109.4 million for the three months ended September 30, 2010. This increase is attributed to the average balance of interest-earning assets increasing $1.43 billion, or 16.8%, to $9.93 billion for the three months ended September 30, 2011 from $8.50 billion for the three months ended September 30, 2010. This was partially offset by the weighted average yield on interest-earning assets decreasing 29 basis points to 4.86% for the three months ended September 30, 2011 compared to 5.15% for the three months ended September 30, 2010.

Interest income on loans increased by $12.2 million, or 12.4%, to $110.9 million for the three months ended September 30, 2011 from $98.7 million for the three months ended September 30, 2010, reflecting a $1.34 billion, or 18.3%, increase in the average balance of net loans to $8.67 billion for the three months ended September 30, 2011 from $7.34 billion for the three months ended September 30, 2010. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $730.1 million and $427.2 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate loans. The growth in the loans was partially offset by a 26 basis point decrease in the average yield on loans to 5.12% for the three months ended September 30, 2011 from 5.38% for the three months ended September 30, 2010, as lower rates on new and refinanced loans reflect the current interest rate environment. In addition, we recorded $323,000 in loan prepayment penalties as interest income for the three months ended September 30, 2011 compared to $957,000 for the three months ended September 30, 2010.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.1 million, or 10.1%, to $9.6 million for the three months ended September 30, 2011 from $10.7 million for the three months ended September 30, 2010. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 61 basis points to 3.06% for the three months ended September 30, 2011 compared to 3.67% for the three months ended September 30, 2010 reflecting this lower interest rate environment. This was partially offset by an $89.2 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.26 billion for the three months ended September 30, 2011 from $1.17 billion for the three months ended September 30, 2010.

Total interest and dividend income increased by $34.5 million, or 10.9%, to $352.9 million for the nine months ended September 30, 2011 from $318.4 million for the nine months ended September 30, 2010. This increase is attributed to the average balance of interest-earning assets increasing $1.23 billion, or 14.7%, to $9.56 billion for the nine months ended September 30, 2011 from $8.34 billion for the nine months ended September 30, 2010. This was partially offset by the weighted average yield on interest-earning assets decreasing 17 basis points to 4.92% for the nine months ended September 30, 2011 compared to 5.09% for the nine months ended September 30, 2010.

Interest income on loans increased by $39.2 million, or 13.8%, to $323.3 million for the nine months ended September 30, 2011 from $284.0 million for the nine months ended September 30, 2010, reflecting a $1.34 billion, or 19.1%, increase in the average balance of net loans to $8.35 billion for the nine months ended September 30, 2011 from $7.01 billion for the nine months ended September 30, 2010. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $666.0 million and $460.3 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio. In addition, we recorded $1.7 million in loan prepayment penalties as interest income for the nine months ended September 30, 2011 compared to $1.0 million for the nine months ended September 30, 2010. The growth in the loan portfolio was partially offset by a 24 basis point decrease in the average yield on loans to 5.16% for the nine months ended September 30, 2011 from 5.40% for the nine months ended September 30, 2010.

Interest income on all other interest-earning assets, excluding loans, decreased by $4.7 million, or 13.6%, to $29.7 million for the nine months ended September 30, 2011 from $34.3 million for the nine months ended September 30, 2010. This decrease reflected a $114.2 million decrease in the average balance of all other interest-earning assets, excluding loans, to $1.21 billion for the nine months ended September 30, 2011 from $1.33 billion for the nine months ended September 30, 2010. In addition, the weighted average yield on interest-earning assets, excluding loans, decreased by 18 basis points to 3.26% for the nine months ended September 30, 2011 compared to 3.44% for the nine months ended September 30, 2010 reflecting the lower interest rate environment.

Interest Expense

Total interest expense decreased by $2.6 million, or 6.7%, to $36.4 million for the three months ended September 30, 2011 from $39.0 million for the three months ended September 30, 2010. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 39 basis points to 1.63% for the three months ended September 30, 2011 compared to 2.02% for the three months ended September 30, 2010. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.22 billion, or 15.8%, to $8.93 billion for the three months ended September 30, 2011 from $7.71 billion for the three months ended September 30, 2010.

Interest expense on interest-bearing deposits decreased $1.8 million, or 8.1% to $20.1 million for the three months ended September 30, 2011 from $21.9 million for the three months ended September 30, 2010. This decrease is attributed to a 28 basis point decrease in the average cost of interest-bearing deposits to 1.21% for the three months ended September 30, 2011 from 1.49% for the three months ended September 30, 2010 as deposit rates reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $776.0 million, or 13.2% to $6.63 billion for the three months ended September 30, 2011 from $5.86 billion for the three months ended September 30, 2010. The growth of core deposit accounts- savings, checking and money market, represented 78.3%, or $607.9 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $836,000, or 4.9%, to $16.3 million for the three months ended September 30, 2011 from $17.1 million for the three months ended September 30, 2010. This decrease is attributed to the average cost of borrowed funds decreasing 86 basis points to 2.84% for the three months ended September 30, 2011 from 3.70% for the three months ended September 30, 2010 as maturing borrowings repriced at lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $443.0 million or 24.0%, to $2.29 billion for the three months ended September 30, 2011 from $1.85 billion for the three months ended September 30, 2010.

Total interest expense decreased by $12.3 million, or 10.1%, to $108.6 million for the nine months ended September 30, 2011 from $120.8 million for the nine months ended September 30, 2010. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 43 basis points to 1.69% for the nine months ended September 30, 2011 compared to 2.12% for the nine months ended September 30, 2010. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.0 billion, or 13.2%, to $8.59 billion for the nine months ended September 30, 2011 from $7.59 billion for the nine months ended September 30, 2010.

Interest expense on interest-bearing deposits decreased $8.6 million, or 12.6% to $59.9 million for the nine months ended September 30, 2011 from $68.5 million for the nine months ended September 30, 2010. This decrease is attributed to a 35 basis point decrease in the average cost of interest-bearing deposits to 1.23% for the nine months ended September 30, 2011 from 1.58% for the nine months ended September 30, 2010 as deposit rates reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $739.0 million, or 12.8% to $6.52 billion for the nine months ended September 30, 2011 from $5.78 billion for the nine months ended September 30, 2010. The growth of core deposit accounts- savings, checking and money market, represented 84.4%, or $623.9 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $3.6 million, or 7.0%, to $48.7 million for the nine months ended September 30, 2011 from $52.3 million for the nine months ended September 30, 2010. This decrease is attributed to the average cost of borrowed funds decreasing 73 basis points to 3.13% for the nine months ended September 30, 2011 from 3.86% for the nine months ended September 30, 2010 as maturing borrowings repriced at lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $264.2 million or 14.6%, to $2.07 billion for the nine months ended September 30, 2011 from $1.81 billion for the nine months ended September 30, 2010.

Net Interest Income

Net interest income increased by $13.7 million, or 19.5%, to $84.2 million for the three months ended September 30, 2011 from $70.4 million for the three months ended September 30, 2010. The increase was primarily due to the average balance of interest earning assets increasing $1.43 billion to $9.93 billion at September 30, 2011 compared to $8.50 billion at September 30, 2010, as well as a 39 basis point decrease in our cost of interest-bearing liabilities to 1.63% for the three months ended September 30, 2011 from 2.02% for the three months ended September 30, 2010. These were partially offset by the average balance of our interest earning liabilities increasing $1.22 million to $8.93 billion at September 30, 2011 compared to $7.71 billion at September 30, 2010, as well as the yield on our interest-earning assets decreasing 29 basis points to 4.86% for the three months ended September 30, 2011 from 5.15% for the three months ended September 30, 2010. While the yield on our interest earning assets declines due to the lower interest rate environment, our cost of funds also continues to fall. This reduction in our cost of funds has had a positive impact on our net interest margin which improved by 8 basis points from 3.31% for the three months ended September 30, 2010 to 3.39% for the three months ended September 30, 2011.

Net interest income increased by $46.8 million, or 23.7%, to $244.3 million for the nine months ended September 30, 2011 from $197.5 million for the nine months ended September 30, 2010. The increase was primarily due to the average balance of interest earning assets increasing $1.23 billion to $9.56 billion at September 30, 2011 compared to $8.34 billion at September 30, 2010, as well as a 43 basis point decrease in our cost of interest-bearing liabilities to 1.69% for the nine months ended September 30, 2011 from 2.12% for the nine months ended September 30, 2010. These were partially offset by, the average balance of our interest earning liabilities increasing $1.0 billion to $8.59 billion at September 30, 2011 compared to $7.59 billion at September 30, 2010, as well as the yield on our interest-earning assets decreasing 17 basis points to 4.92% for the nine months ended September 30, 2011 from 5.09% for the nine months ended September 30, 2010. While the yield on our interest earning assets declines due to the lower interest rate environment, our cost of funds also continues to fall. This reduction in our cost of funds has had a positive impact on our net interest margin which improved by 25 basis points from 3.16% for the nine months ended September 30, 2010 to 3.41% for the nine months ended September 30, 2011.

Provision for Loan Losses

Our provision for loan losses was $20.0 million for the three months ended September 30, 2011 compared to $19.0 million for the three months ended September 30, 2010. For the three months ended September 30, 2011, net charge-offs were $10.5 million compared to $6.7 million for the three months ended September 30, 2010. For the nine months ended September 30, 2011, our provision for loan losses was $55.5 million compared to $47.5 million for the nine months ended September 30, 2010. For the nine months ended September 30, 2011, net charge-offs were $29.9 million compared to $17.9 million for the nine months ended September 30, 2010. The increase in our provision is due to continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area.

The following table sets forth non-accrual loans and accruing past due loans on the dates indicated as well as certain asset quality ratios:

	September 30,		June 30,		March 31,		December 31,		September 30,
	2011		2011		2011		2010		2010
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	75	$18.8	84	$18.0	64	$15.3	89	$17.8	83	$20.5
Construction	1	1.5	1	6.3	-	-	-	-	3	25.4
Multi-family	1	0.7	1	1.4	-	-	2	4.7	-	-
Commercial	1	0.1	5	6.0	6	4.8	1	0.7	2	1.9
Commercial and industrial	1	0.1	-	-	-	-	1	0.1	2	1.3
Total 30 to 59 days past due	79	21.2	91	31.7	70	20.1	93	23.3	90	49.1
60 to 89 days past due:
Residential and consumer	36	9.8	32	6.0	24	4.0	39	12.1	30	5.6
Construction	-	-	-	-	4	13.8	1	7.9	1	1.4
Multi-family	-	-	1	2.5	7	25.0	3	12.9	2	11.9
Commercial	1	0.3	2	1.6	1	0.7	1	0.5	-	-
Commercial and industrial	1	0.4	1	0.1	-	-	2	0.6	2	1.1
Total 60 to 89 days past due	38	10.5	36	10.2	36	43.5	46	34.0	35	20.0
Total accruing past due loans	117	$31.7	127	$41.9	106	$63.6	139	$57.3	125	$69.1

Non-accrual:
Residential and consumer	300	$79.5	285	$78.6	281	$80.8	263	$74.7	239	$68.7
Construction	25	75.4	24	80.1	22	64.2	26	82.8	21	67.1
Multi-family	2	0.7	2	0.7	3	2.7	3	2.7	6	3.5
Commercial	11	5.7	8	3.9	11	4.7	8	3.9	8	4.6
Commercial and industrial	4	0.7	3	0.6	6	2.0	5	1.8	2	1.0
Total Non-accrual Loans	342	$162.0	322	$163.9	323	$154.4	305	$165.9	276	$144.9
Accruing troubled debt restructured loans	15	$10.5	15	$10.5	15	$ 10.0	13	$ 14.8	9	$ 2.5

Non-accrual loans to total loans		1.82%		1.91%		1.87%		2.08%		1.94%
Allowance for loan loss as a
percent of non-accrual
loans		71.89%		65.32%		64.04%		54.81%		58.39%
Allowance for loan losses as a
percent of total loans		1.31%		1.25%		1.20%		1.14%		1.13%

Total non-accrual loans were $162.0 million at September 30, 2011 compared to $165.9 million at December 31, 2010. At September 30, 2011, there were 4 commercial real estate loans totaling $15.7 million and 17 residential loans totaling $6.6 million which are deemed troubled debt restructurings.

The allowance for loan losses increased by $25.6 million to $116.5 million at September 30, 2011 from $90.9 million at December 31, 2010. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, increasing loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income decreased by $275,000, or 3.9% to $6.7 million for the three months ended September 30, 2011 from $7.0 million for the three months ended September 30, 2010. The decrease is attributed to a reduction of $1.4 million in the gain on the sale of loans to $2.5 million and a $586,000 impairment charge on loan servicing rights. This decrease was offset by a $1.0 million increase in other non-interest income resulting primarily from the fees associated with the sale of non deposit investment products. In addition, fees and service charges increased $164,000 to $2.4 million. These fees are primarily from fees generated from the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts.

Total non-interest income increased by $3.7 million, or 24.5% to $18.8 million for the nine months ended September 30, 2011 from $15.1 million for the nine months ended September 30, 2010. The increase is attributed to a $3.6 million increase in fees and service charges to $9.1 million for the nine months ended September 30, 2011. These fees are primarily from the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts. In addition, there was an increase of $1.0 million in other non-interest income to $1.3 million for the nine months ended September 30, 2011, of which $644,000 was from fees associated with the sale of non deposit investment products. Income on bank owned life insurance also increased by $533,000. These increases were partially offset by a $998,000 reduction in gain on the sales of loans, a $624,000 impairment on loan servicing rights and a $346,000 net loss on the sale of $58.7 million of mortgage backed securities.

Non-Interest Expenses

Total non-interest expenses increased by $6.9 million, or 21.8%, to $38.5 million for the three months ended September 30, 2011 from $31.7 million for the three months ended September 30, 2010. Compensation and fringe benefits increased $4.0 million as a result of staff additions primarily due to the acquisition of Millennium bcpbank deposit franchise and additional staff to support our continued growth. Occupancy expense increased $1.8 million as a result of the costs associated with expanding and enhancing our branch network. Data processing expenses increased $583,000 due to the growth in the number of accounts and branches. Advertising and promotion expenses increased $184,000 as a result of expenses related to the branding of Investors Bank. These increases were partially offset by a $525,000 decrease in our FDIC insurance premium due to the implementation of FDIC assessment regulations finalized in July 2011.

Total non-interest expenses increased by $23.2 million, or 25.0%, to $116.1 million for the nine months ended September 30, 2011 from $92.9 million for the nine months ended September 30, 2010. Compensation and fringe benefits increased $12.1 million as a result of staff additions primarily from the acquisition of Millennium bcpbank deposit franchise and additional staff to support our continued growth, as well as normal merit increases. Occupancy expense increased $6.9 million as a result of the costs associated with expanding and enhancing our branch network, and increased costs due to the improvements. Data processing expenses increased $1.7 million primarily due to the growth in the number of accounts and branches. Advertising and promotion expenses increased $603,000 as a result of expenses related to the branding of Investors Bank. In addition, other non-interest expense increased $2.1 million as a result of the amortization of deposit premiums increasing $627,000.

Income Taxes

Income tax expense was $12.4 million for the three months ended September 30, 2011, representing a 38.30% effective tax rate compared to income tax expense of $10.2 million for the three months ended September 30, 2010 representing a 38.22% effective tax rate.

Income tax expense was $33.7 million for the nine months ended September 30, 2011, representing a 36.85% effective tax rate compared to income tax expense of $27.1 million for the nine months ended September 30, 2010 representing a 37.52% effective tax rate.

Balance Sheet Summary

Total assets increased by $909.2 million, or 9.5%, to $10.51 billion at September 30, 2011 from $9.60 billion at December 31, 2010. This increase was largely the result of a $851.1 million increase in our net loans, including loans held for sale, to $8.80 billion at September 30, 2011 from $7.95 billion at December 31, 2010.

Net loans, including loans held for sale, increased by $851.1 million, or 10.7%, to $8.80 billion at September 30, 2011 from $7.95 billion at December 31, 2010. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the nine months ended September 30, 2011, Investors Home Mortgage Co. originated $935.2 million in residential mortgage loans of which $321.9 million were sold to third party investors and $613.3 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the nine months ended September 30, 2011, we purchased loans totaling $539.4 million from these entities. We also purchase, on a "bulk purchase" basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the nine months ended September 30, 2011, we purchased $16.0 million of residential mortgage loans on a "bulk purchase" basis.

Additionally, for the nine month period ended September 30, 2011, we originated $612.8 million in multi-family loans, $257.2 million in commercial real estate loans, $96.7 million in construction loans, $77.3 million in commercial and industrial loans, and $76.3 million in consumer and other loans.

At September 30, 2011, total loans were $8.88 billion and included $5.12 billion in residential loans, $1.66 billion in multi-family loans, $1.41 billion in commercial real estate loans, $332.2 million in construction loans, $253.8 million in consumer and other loans, and $95.2 million in commercial and industrial loans.

Securities, in the aggregate, increased by $21.1 million, or 2.0%, to $1.10 billion at September 30, 2011, from $1.08 billion at December 31, 2010. The increase in the portfolio was due to the purchase of $347.0 million of agency issued mortgage backed securities, partially offset by the sale of $58.7 million in non-agency and other mortgage-backed securities, and normal paydowns or maturities during the nine months ended September 30, 2011. The securities sold were comprised of $40.0 million of smaller balance US Agency mortgage-backed securities as well as $18.7 million in lower rated non-agency mortgage-backed securities. The Company continues to hold $39.5 million in its non-agency mortgage backed securities portfolio, of which $37.2 million are rated AAA and $2.3 million are rated AA and all are performing under contractual terms.

The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $35.0 million from $80.4 million at December 31, 2010 to $115.3 million at September 30, 2011 as a result of an increase in our level of borrowings at September 30, 2011. Other assets decreased $9.8 million primarily due to the $6.8 million amortization of prepaid FDIC insurance premiums. There was a $4.8 million reduction in bank owned life insurance as a result of death benefit payouts.

Deposits increased by $438.6 million, or 6.5%, to $7.21 billion at September 30, 2011 from $6.77 billion at December 31, 2010. This was attributed to an increase in core deposits of $431.2 million or 12.9%, as well as a $7.4 million increase in certificates of deposit. In May 2011, the Company sold the four branches in Massachusetts acquired from Millennium bcpbank. These branches held $80.0 million in deposits at December 31, 2010.

Borrowed funds increased $415.5 million, or 22.7%, to $2.24 billion at September 30, 2011 from $1.83 billion at December 31, 2010 to fund our asset growth.

Stockholders' equity increased $50.4 million to $951.7 million at September 30, 2011 from $901.3 million at December 31, 2010. The increase is primarily attributed to the $57.8 million net income for nine months ended September 30, 2011, $7.2 million of compensation cost related to equity incentive plans, partially offset by $25.4 million in purchases of treasury stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of September 30, 2011 had over eighty branch offices located throughout northern and central New Jersey and New York.

Earnings Conference Call October 28, 2011 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, October 28, 2011 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on October 28, 2011 from 1:00 p.m. (ET) through January 30, 2012, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10005181. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2011 (Unaudited) and December 31, 2010
	September 30,	December 31,
Assets	2011	2010
	(In thousands)
Cash and cash equivalents	$88,067	76,224
Securities available-for-sale, at estimated fair value	787,913	602,733
Securities held-to-maturity, net (estimated fair value of
$342,974 and $514,223 at September 30, 2011
and December 31, 2010, respectively)	314,442	478,536
Loans receivable, net	8,780,931	7,917,705
Loans held-for-sale	22,908	35,054
Federal Home Loan Bank stock	115,326	80,369
Accrued interest receivable	41,003	40,541
Other real estate owned	225	976
Office properties and equipment, net	58,994	56,927
Net deferred tax asset	131,413	128,210
Bank owned life insurance	112,283	117,039
Intangible assets	38,847	39,004
Other assets	19,011	28,813
Total assets	$10,511,363	9,602,131
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,213,512	6,774,930
Borrowed funds	2,241,993	1,826,514
Advance payments by borrowers for taxes and insurance	46,047	34,977
Other liabilities	58,159	64,431
Total liabilities	9,559,711	8,700,852
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 111,474,526 and 112,851,127 outstanding
at September 30, 2011 and December 31, 2010, respectively	532	532
Additional paid-in capital	534,700	533,720
Retained earnings	540,514	483,269
Treasury stock, at cost; 6,545,754 and 5,169,153 shares at
September 30, 2011 and December 31, 2010, respectively	(80,309)	(62,033)
Unallocated common stock held by the employee stock
ownership plan	(32,969)	(34,033)
Accumulated other comprehensive loss	(10,816)	(20,176)
Total stockholders' equity	951,652	901,279
Total liabilities and stockholders' equity	$10,511,363	9,602,131

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$110,933	98,720	323,251	284,048
Securities:
Government-sponsored enterprise obligations	1	169	268	541
Mortgage-backed securities	7,164	8,315	22,309	27,854
Municipal bonds and other debt	1,319	1,320	3,947	3,124
Interest-bearing deposits	7	15	30	205
Federal Home Loan Bank stock	1,124	879	3,100	2,585
Total interest and dividend income	120,548	109,418	352,905	318,357
Interest expense:
Deposits	20,083	21,851	59,904	68,517
Secured borrowings	16,291	17,127	48,675	52,323
Total interest expense	36,374	38,978	108,579	120,840
Net interest income	84,174	70,440	244,326	197,517
Provision for loan losses	20,000	19,000	55,500	47,500
Net interest income after provision
for loan losses	64,174	51,440	188,826	150,017
Non-interest income
Fees and service charges	2,414	2,252	9,056	5,452
Income on bank owned life insurance	716	719	2,432	1,899
Gain on loan transactions, net	2,475	3,899	6,385	7,383
Gain (loss) on securities transactions	24	55	(294)	44
Loss on sale of other real estate owned, net	—	—	(106)	—
Other income	1,108	89	1,314	308
Total non-interest income	6,737	7,014	18,787	15,086
Non-interest expense
Compensation and fringe benefits	21,702	17,724	64,376	52,231
Advertising and promotional expense	1,825	1,641	4,591	3,988
Office occupancy and equipment expense	6,274	4,462	20,140	13,197
Federal insurance premiums	1,950	2,475	7,350	8,175
Stationery, printing, supplies and telephone	694	692	2,324	1,972
Professional fees	1,473	1,274	3,632	3,451
Data processing service fees	2,095	1,512	6,159	4,418
Other operating expenses	2,533	1,874	7,507	5,421
Total non-interest expenses	38,546	31,654	116,079	92,853
Income before income tax expense	32,365	26,800	91,534	72,250
Income tax expense	12,398	10,242	33,730	27,106
Net income	$19,967	16,558	57,804	45,144
Basic earnings per share	$0.19	0.15	0.53	0.41
Diluted earnings per share
Weighted average shares outstanding
Basic	107,596,260	109,867,995	108,212,113	110,057,576
Diluted	107,913,971	110,146,113	108,414,970	110,223,154

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2011			September 30, 2010
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 71,115	$ 7	0.04%	$ 60,728	$ 15	0.10%
Securities available-for-sale	733,981	4,034	2.20%	447,282	2,744	2.45%
Securities held-to-maturity	334,077	4,450	5.33%	578,417	7,060	4.88%
Net loans	8,674,897	110,933	5.12%	7,336,001	98,720	5.38%
Federal Home Loan Bank stock	117,023	1,124	3.84%	80,550	879	4.36%
Total interest-earning assets	9,931,093	120,548	4.86%	8,502,978	109,418	5.15%
Non-interest earning assets	414,458			395,379
Total assets	$ 10,345,551			$ 8,898,357

Interest-bearing liabilities:
Savings	$ 1,239,835	$ 2,457	0.79%	$ 925,236	$ 3,387	1.46%
Interest-bearing checking	1,067,040	1,520	0.57%	933,163	1,479	0.63%
Money market accounts	924,134	1,792	0.78%	764,712	1,824	0.95%
Certificates of deposit	3,402,311	14,314	1.68%	3,234,186	15,161	1.88%
Borrowed funds	2,292,256	16,291	2.84%	1,849,236	17,127	3.70%
Total interest-bearing liabilities	8,925,576	36,374	1.63%	7,706,533	38,978	2.02%
Non-interest bearing liabilities	474,563			287,556
Total liabilities	9,400,139			7,994,089
Stockholders' equity	945,412			904,268
Total liabilities and stockholders' equity	$ 10,345,551			$ 8,898,357

Net interest income		$ 84,174			$ 70,440

Net interest rate spread			3.23%			3.13%

Net interest earning assets	$ 1,005,517			$ 796,445

Net interest margin			3.39%			3.31%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.11	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Nine Months Ended
	September 30, 2011			September 30, 2010
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 69,241	$ 30	0.06%	$ 148,575	$ 205	0.18%
Securities available-for-sale	653,721	11,212	2.29%	468,915	9,282	2.64%
Securities held-to-maturity	391,692	15,312	5.21%	633,621	22,237	4.68%
Net loans	8,348,747	323,251	5.16%	7,007,536	284,048	5.40%
Federal Home Loan Bank stock	99,390	3,100	4.16%	77,171	2,585	4.47%
Total interest-earning assets	9,562,791	352,905	4.92%	8,335,818	318,357	5.09%
Non-interest earning assets	409,741			390,511
Total assets	$ 9,972,532			$ 8,726,329

Interest-bearing liabilities:
Savings	$ 1,219,757	$ 7,451	0.81%	$ 900,469	$ 10,265	1.52%
Interest-bearing checking	1,023,017	4,343	0.57%	878,806	4,889	0.74%
Money market accounts	879,181	5,200	0.79%	718,785	5,432	1.01%
Certificates of deposit	3,393,706	42,910	1.69%	3,278,615	47,931	1.95%
Borrowed funds	2,072,639	48,675	3.13%	1,808,485	52,323	3.86%
Total interest-bearing liabilities	8,588,300	108,579	1.69%	7,585,160	120,840	2.12%
Non-interest bearing liabilities	455,947			256,387
Total liabilities	9,044,247			7,841,547
Stockholders' equity	928,285			884,782
Total liabilities and stockholders' equity	$ 9,972,532			$ 8,726,329

Net interest income		$ 244,326			$ 197,517

Net interest rate spread			3.23%			2.97%

Net interest earning assets	$ 974,491			$ 750,658

Net interest margin			3.41%			3.16%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.11	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2011	2010

Return on average assets	0.77%	0.74%
Return on average equity	8.45%	7.32%
Interest rate spread	3.23%	3.13%
Net interest margin	3.39%	3.31%
Efficiency ratio	42.40%	40.87%
Non-interest expense to average total assets	1.49%	1.42%
Average interest-earning assets to average
interest-bearing liabilities	1.11	1.10

	For the Nine Months Ended
	September 30,
	2011	2010

Return on average assets	0.77%	0.69%
Return on average equity	8.30%	6.80%
Interest rate spread	3.23%	2.97%
Net interest margin	3.41%	3.16%
Efficiency ratio	44.12%	43.67%
Non-interest expense to average total assets	1.55%	1.42%
Average interest-earning assets to average
interest-bearing liabilities	1.11	1.10

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	September 30,	December 31,
	2011	2010

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.64%	1.74%
Non-performing loans as a percent of total loans	1.94%	2.08%
Allowance for loan losses as a percent of non-accrual loans	71.89%	54.81%
Allowance for loan losses as a percent of total loans	1.31%	1.14%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	12.97%	13.75%
Tier 1 risk-based capital (to risk weighted assets) (1)	11.72%	12.50%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.24%	8.56%
Equity to total assets (period end)	9.05%	9.39%
Average equity to average assets	9.31%	10.02%
Tangible capital (to tangible assets)	8.72%	9.02%
Book value per common share	$ 8.80	$8.23

Other Data:
Number of full service offices	81	82
Full time equivalent employees	915	869

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama ISBC, +1-973-924-5105 , dcama@myinvestorsbank.com